UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 30, 2022

LUCID DIAGNOSTICS INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-40901	82-5488042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Grand Central Place, Suite 4600, New York, New York	10165
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 949-4319

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.001 Per Share	LUCD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02. Unregistered Sales of Equity Securities.

Management Services Agreement

As previously disclosed, Lucid Diagnostics Inc. (the “Company”) and PAVmed Inc. (“PAVmed”), its parent company, have since the Company’s formation been party to a management services agreement (as amended to date, the “MSA”). Pursuant to the MSA, PAVmed provides management and oversight of certain of the Company’s activities and makes certain resources available to the Issuer. Under the MSA, the Company currently pays a fee of $550,000 per month in consideration of such services and resources. PAVmed may elect to receive payment of the monthly fee under the MSA in cash or in shares of the Company’s common stock, with such shares valued at the volume weighted average price during the final ten trading days of the applicable month (subject to a floor price of $0.70 per share). However, in no event will PAVmed be entitled to receive under the MSA more than 7,709,836 shares of the Company’s common stock. In accordance with the MSA, on November 30, 2022, PAVmed has elected to receive payment of $1,650,000 in monthly fees under the MSA (in the amount of $550,000 for each of July 2022, August 2022 and September 2022) through the issuance of 750,818 shares of Common Stock (197,656 shares for July 2022, 221,952 shares for August 2022 and 331,210 shares for September 2022).

PBERA

On November 30, 2022, the Company and PAVmed entered into a payroll and benefit expense reimbursement agreement (the “PBERA”). Historically, PAVmed has paid for certain payroll and benefit-related expenses in respect of the Company’s personnel on behalf of the Company, and the Company has reimbursed PAVmed for the same. Pursuant to the PBERA, PAVmed will continue to pay such expenses, and the Company will continue to reimburse PAVmed for the same. The PBERA now provides that the expenses will be reimbursed on a quarterly basis or at such other frequency as the parties may determine, in cash or, subject to approval by the board of directors of each of PAVmed and the Company, in shares of the Company’s common stock, with such shares valued at the volume weighted average price of such stock during the final ten trading days preceding the later of the two dates on which such stock issuance is approved by the board of directors of each of PAVmed and the Company (subject to a floor price of $0.40 per share), or in a combination of cash and shares. However, in no event shall the Company issue any shares of its common stock to PAVmed in satisfaction of all or any portion of the expenses if the issuance of such shares of its common stock would exceed the maximum number of shares of common stock that the Issuer may issue under the rules or regulations of The Nasdaq Stock Market LLC (“Nasdaq”), unless the Company obtains the approval of its stockholders as required by the applicable rules of the Nasdaq for issuances of shares of its common stock in excess of such amount. In accordance with the PBERA, on November 30, 2022, PAVmed elected for the Company to reimburse PAVmed for $2,719,430 in accrued and unreimbursed payroll and benefit-related expenses paid by PAVmed on behalf of the Company through the third quarter of 2022 through the issuance of 1,479,326 shares of the Company’s common stock.

CapNostics Assignment Agreement

As previously disclosed, on October 5, 2021, PAVmed Subsidiary Corp., a wholly owned subsidiary of PAVmed (“PAVmed Sub”), acquired 100% of the outstanding membership interest of CapNostics, LLC from a third party, for a purchase price of approximately $2,100,000. Also as previously disclosed, effective as of April 1, 2022, pursuant to an assignment agreement (as amended and supplemented to date, the “CapNostics Assignment Agreement”) between PAVmed Sub and the Company, PAVmed Sub assigned the interests to the Company and, in consideration for the interests, the Company agreed to pay to PAVmed Sub an amount in cash equal to the purchase price paid by PAVmed Sub to the third party. On November 30, 2022, pursuant to a supplement to the CapNostics Assignment Agreement, the Company, PAVmed Sub and PAVmed agreed that the Company would pay the price for the interests through the issuance to PAVmed of 1,145,086 shares of the Company’s common stock.

The shares of the Company’s common stock issuable under the MSA, PBERA and the CapNostics Assignment Agreement are being offered and sold in transactions exempt from registration under the Securities Act, in reliance on the exemption afforded under Section 4(a)(2) thereof.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

10.1	Sixth Amendment to Management Services Agreement, dated as of July 1, 2022, by and between PAVmed Inc. and Lucid Diagnostics Inc.

10.2	Payroll and Benefit Expense Reimbursement Agreement, dated as of November 30, 2022, by and between PAVmed Inc. and Lucid Diagnostics Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 2, 2022	LUCID DIAGNOSTICS INC.

	By:	/s/ Dennis McGrath
Dennis McGrath
Chief Financial Officer